Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

SIGNIFICANTLY HIGHER FULL YEAR EARNINGS

MIAMI (December 19, 2014) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income for the full year 2014 of $1.5 billion, or $1.96 diluted EPS, compared to non-GAAP net income of $1.2 billion, or $1.58 diluted EPS, for the prior year. Full year 2014 U.S. GAAP net income was $1.2 billion, or $1.59 diluted EPS, which included unrealized losses (non-cash) on fuel derivatives of $268 million and $20 million of net charges. Full year 2013 U.S. GAAP net income was $1.1 billion, or $1.39 diluted EPS, which included net unrealized gains (non-cash) on fuel derivatives of $36 million and impairments and other charges of $190 million.

Revenues for the full year 2014 were $15.9 billion compared to $15.5 billion for the prior year. Cash from operations for the full year 2014 totaled $3.4 billion compared to $2.8 billion in 2013.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “Full year earnings were significantly higher than the prior year primarily due to strong profit improvement at both our Carnival Cruise Lines and Costa Cruises brands. We enjoyed some early wins from our collaboration efforts that contributed to our improved results, particularly for onboard revenues. We worked hard to contain costs and achieved an almost five percent reduction in fuel consumption for the year as we continue to implement energy conservation measures. We also made a number of strategic decisions in fleet investments that will position us well for the future.”

Commenting on the fourth quarter Donald stated, “Last quarter operating profit more than doubled due to higher ticket prices and onboard spending combined with lower costs, also exceeding previous guidance.” During the quarter, the Carnival Cruise Lines brand achieved a significant increase in revenue yields despite a highly competitive environment in the Caribbean. Additionally, Costa’s Asia operations achieved double-digit revenue yield improvement on a capacity increase in that region.

New ship introductions during the quarter generated substantial media coverage and positive buzz including the star-studded North American debut of Regal Princess which featured a reunion of the Love Boat cast and numerous guest stars who appeared on the hit TV show, as well as the delivery of Costa Diadema at a stunning and festive inaugural in Genoa, Italy. The company also recently placed orders with Italian shipbuilder Fincantieri for three innovative new ships for its Carnival Cruise Lines, Holland America Line and Seabourn brands to be delivered in 2018. In addition, the company recently sold three of its smaller vessels – Costa Celebration, Grand Holiday and Ocean Princess.

Key metrics for the fourth quarter 2014 compared to the prior year were as follows:

•	Revenues of $3.72 billion compared to $3.66 billion in the prior year.

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) increased 2.8 percent for 4Q 2014, which was better than the company’s September guidance, up 1.5 to 2.5 percent. Gross revenue yields decreased 0.2 percent in current dollars.

•	Net cruise costs excluding fuel per ALBD decreased 1.7 percent in constant dollars, which was in line with September guidance, down 1 to 2 percent. Gross cruise costs including fuel per ALBD in current dollars decreased 5.3 percent.

•	Fuel prices declined 13 percent to $584 per metric ton for 4Q 2014 from $671 per metric ton in 4Q 2013 and were better than the September guidance of $635 per metric ton.

•	Fuel consumption per ALBD decreased 4.8 percent in 4Q 2014 compared to the prior year.

•	Non-GAAP net income was $210 million, or $0.27 diluted EPS, before U.S. GAAP unrealized losses (non-cash) on fuel derivatives of $277 million, or $0.36 diluted EPS, and other charges of $35 million, or $0.04 diluted EPS.

2015 Outlook

At this time, cumulative advance bookings for the first three quarters of 2015 are ahead of the prior year at slightly higher prices. Since September, booking volumes for the first three quarters of 2015 are running ahead of last year’s levels at slightly lower prices driven by transactional currency impacts.

Donald noted, “The current base of business for 2015 builds confidence in our expectation of continuing yield growth with acceleration in yield improvement starting in the second quarter.”

Based on current booking trends, the company forecasts full year 2015 net revenue yields, on a constant dollar basis, to be up approximately 2 percent compared to the prior year. First quarter revenue yields (constant dollars) are expected to be slightly higher than the prior year and improve during the remainder of 2015.

The company expects net cruise costs excluding fuel per ALBD, on a constant dollar basis, for full year 2015 to be up approximately 3 percent primarily due to higher dry-dock costs, advertising expenses and product enhancements. Based on current spot prices for fuel, forecasted fuel costs for the full year 2015 are expected to decrease $475 million compared to 2014, net of fuel derivatives, benefiting the company by $0.61 per share. This is forecasted to be partially offset by unfavorable movements in currency exchange rates worth $0.20 per share (includes both translational and transactional currency exchange impacts). Taking the above factors into consideration, the company forecasts full year 2015 non-GAAP diluted earnings per share to be in the range of $2.30 to $2.60, compared to 2014 non-GAAP diluted earnings of $1.96 per share.

Looking forward, Donald stated, “Based on our current 2015 guidance, we expect to achieve a 50 percent improvement in earnings compared to 2013 and are firmly on a path toward delivering double-digit returns on invested capital.”

First Quarter 2015 Outlook

First quarter constant dollar net revenue yields are expected to be flat to up 1.0 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the first quarter are expected to be 5.5 to 6.5 percent higher on a constant dollar basis compared to the prior year and are higher than full year guidance mostly due to the timing of expenses between quarters. Current currency exchange rates and fuel prices net of fuel derivatives are expected to benefit first quarter earnings by $130 million compared to the prior year, or $0.16 per share. Based on the above factors, the company expects non-GAAP diluted earnings for the first quarter 2015 to be in the range of $0.07 to $0.11 per share, compared to 2014 non-GAAP earnings of $0.00 per share.

Selected Key Forecast Metrics

	Full Year 2015		First Quarter 2015
Year over year change:	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars

Net revenue yields	approx. (1)%	approx. 2%	(2.0) to (3.0)%	0.0 to 1.0%
Net cruise costs excl. fuel / ALBD	approx. 0%	approx. 3%	2.0 to 3.0%	5.5 to 6.5%

	Full Year 2015	First Quarter 2015
Fuel price per metric ton	$ 436	$ 421
Fuel consumption (metric tons in thousands)	3,170	780
Currency:
Euro	$1.23 to €1	$1.23 to €1
Sterling	$1.57 to £1	$1.57 to £1
Australian dollar	$0.83 to A$1	$0.83 to A$1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2014 fourth quarter and full year results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 100 ships totaling 212,000 lower berths with ten new ships scheduled to be delivered between 2015 and 2018. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices. Additional information can be found on www.carnival.com, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•	incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship and land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relation issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our strategies;

•	additional risks to our international operations not generally applicable to our U.S. operations;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	litigation, enforcement actions, fines or penalties;

•	fluctuations in foreign currency exchange rates;

•	whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with our dual listed company arrangement;

•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations and

•	the ability of a small group of shareholders to effectively control the outcome of shareholder voting.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2014	2013	2014	2013
Revenues
Cruise
Passenger tickets	$2,745	$2,697	$11,889	$11,648
Onboard and other	941	929	3,780	3,598
Tour and other	32	33	215	210

	3,718	3,659	15,884	15,456

Operating Costs and Expenses
Cruise
Commissions, transportation and other	520	526	2,299	2,303
Onboard and other	127	153	519	539
Fuel	464	549	2,033	2,208
Payroll and related	491	480	1,942	1,859
Food	245	244	1,005	983
Other ship operating	620	638	2,445	2,589
Tour and other	30	30	160	143

	2,497	2,620	10,403	10,624
Selling and administrative	547	532	2,054	1,879
Depreciation and amortization	407	403	1,635	1,588
Ibero goodwill and trademark impairment charges	—	—	—	13

	3,451	3,555	14,092	14,104

Operating Income	267	104	1,792	1,352

Nonoperating (Expense) Income
Interest income	2	3	8	11
Interest expense, net of capitalized interest	(76)	(82)	(288)	(319)
(Losses) gains on fuel derivatives, net	(280)	31	(271)	36
Other (expense) income, net	(8)	1	4	(8)

	(362)	(47)	(547)	(280)

(Loss) Income Before Income Taxes	(95)	57	1,245	1,072

Income Tax (Expense) Benefit, Net	(7)	9	(9)	6

Net (Loss) Income	$(102)	$66	$1,236	$1,078

(Loss) Earnings Per Share
Basic	$(0.13)	$0.09	$1.59	$1.39

Diluted	$(0.13)	$0.08	$1.59	$1.39

Non-GAAP Earnings Per Share-Diluted (a)	$0.27	$0.04	$1.96	$1.58

Dividends Declared Per Share	$0.25	$0.25	$1.00	$1.00

Weighted-Average Shares Outstanding – Basic	776	775	776	775

Weighted-Average Shares Outstanding – Diluted	776	777	778	777

(a)	See the U.S. GAAP net income to non-GAAP net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$331	$462
Trade and other receivables, net	332	405
Insurance recoverables	154	381
Inventories	364	374
Prepaid expenses and other	322	315

Total current assets	1,503	1,937

Property and Equipment, Net	32,773	32,905

Goodwill	3,127	3,210

Other Intangibles	1,270	1,292

Other Assets	859	760

	$39,532	$40,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$666	$60
Current portion of long-term debt	1,059	1,408
Accounts payable	626	639
Claims reserve	262	456
Accrued liabilities and other	1,276	1,126
Customer deposits	3,032	3,031

Total current liabilities	6,921	6,720

Long-Term Debt	7,363	8,092

Other Long-Term Liabilities	960	736

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 652 shares at 2014 and 651 shares at 2013 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2014 and 2013 issued	358	358
Additional paid-in capital	8,384	8,325
Retained earnings	19,242	18,782
Accumulated other comprehensive (loss) income	(616)	161
Treasury stock, 59 shares at 2014 and 2013 of Carnival Corporation and 32 shares at 2014 and 2013 of Carnival plc, at cost	(3,087)	(3,077)

Total shareholders’ equity	24,288	24,556

	$39,532	$40,104

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2014	2013	2014	2013
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	19,170	18,813	76,000	74,033
Occupancy percentage (b)	101.9%	102.1%	104.1%	105.1%
Passengers carried (in thousands)	2,623	2,511	10,566	10,061
Fuel consumption in metric tons (in thousands)	794	819	3,194	3,266
Fuel consumption in metric tons per ALBD	0.041	0.044	0.042	0.044
Fuel cost per metric ton consumed	$584	$671	$636	$676
Currencies
U.S. dollar to €1	$1.27	$1.35	$1.34	$1.32
U.S. dollar to £1	$1.60	$1.60	$1.66	$1.56
U.S. dollar to A$1	$0.88	$0.94	$0.91	$0.98

CASH FLOW INFORMATION
Cash from operations	$637	$475	$3,430	$2,834
Capital expenditures	$906	$337	$2,583	$2,149
Dividends paid	$194	$194	$776	$1,164

(a)	ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas, that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At November 30, 2014, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil (“Brent”) to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted-Average Floor Prices	Weighted-Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2015
	November 2011	2,160	$80	$114
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110
	April 2013	1,044	$80	$111
	May 2013	1,884	$80	$110
	October 2014	1,920	$79	$110

		10,404			51%

Fiscal 2016
	June 2012	3,564	$75	$108
	February 2013	2,160	$80	$120
	April 2013	3,000	$75	$115

		8,724			42%

Fiscal 2017
	February 2013	3,276	$80	$115
	April 2013	2,028	$75	$110
	January 2014	1,800	$75	$114
	October 2014	1,020	$80	$113

		8,124			39%

Fiscal 2018
	January 2014	2,700	$75	$110
	October 2014	3,000	$80	$114

		5,700			28%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent is above the ceiling price or below the floor price.

FUEL PRICE SENSITIVITY

Based principally on the current Brent price and the correlation between marine fuel and Brent prices, full year 2015 forecasted fuel expenses are expected to decrease $475 million, net of derivatives, compared to 2014. We mitigate a portion of our exposure to changes in fuel prices through the use of Brent zero cost collars. The actual fuel we used on our ships is marine fuel. Our internal analyses of historical data calculates that our marine fuel and Brent prices move in tandem at this time. The following sensitivity table is based on this calculation. However, the relationship between our marine fuel and Brent prices and its impact on this calculation can change daily.

The full year 2015 non-GAAP EPS Guidance impact from possible changes to the $63 per barrel Brent price used in our December Guidance is as follows:

Brent Spot Prices per barrel	Fuel Prices per Metric Ton	Fuel Expenses (in millions)	Forecasted Realized Losses on Fuel Derivatives (in millions)	(Unfavorable) Favorable Impact on 2015 Non-GAAP EPS Guidance
$80	$542	$1,718	$5	$(0.23)
$70	$478	$1,515	$97	$(0.09)
$63	$436	$1,382	$163	—
$60	$414	$1,313	$197	$0.05
$50	$350	$1,110	$297	$0.18
$40	$286	$907	$397	$0.31

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2014	2014 Constant Dollar	2013	2014	2014 Constant Dollar	2013

Passenger ticket revenues	$2,745	$2,795	$2,697	$11,889	$11,787	$11,648
Onboard and other revenues	941	954	929	3,780	3,765	3,598

Gross cruise revenues	3,686	3,749	3,626	15,669	15,552	15,246

Less cruise costs
Commissions, transportation and other	(520)	(532)	(526)	(2,299)	(2,277)	(2,303)
Onboard and other	(127)	(129)	(153)	(519)	(516)	(539)

	(647)	(661)	(679)	(2,818)	(2,793)	(2,842)

Net passenger ticket revenues	2,225	2,263	2,171	9,590	9,510	9,345
Net onboard and other revenues	814	825	776	3,261	3,249	3,059

Net cruise revenues	$3,039	$3,088	$2,947	$12,851	$12,759	$12,404

ALBDs	19,170,347	19,170,347	18,812,573	75,999,952	75,999,952	74,032,939

Gross revenue yields	$192.29	$195.54	$192.73	$206.17	$204.63	$205.94
% (decrease) increase vs. 2013	(0.2)%	1.5%		0.1%	(0.6)%

Net revenue yields	$158.53	$161.09	$156.63	$169.09	$167.88	$167.56
% increase vs. 2013	1.2%	2.8%		0.9%	0.2%

Net passenger ticket revenue yields	$116.07	$118.05	$115.43	$126.18	$125.14	$126.23
% increase (decrease) vs. 2013	0.5%	2.3%		0.0%	(0.9)%

Net onboard and other revenue yields	$42.46	$43.04	$41.20	$42.90	$42.75	$41.33
% increase vs. 2013	3.1%	4.5%		3.8%	3.4%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2014	2014 Constant Dollar	2013	2014	2014 Constant Dollar	2013

Cruise operating expenses	$2,467	$2,503	$2,590	$10,243	$10,184	$10,481
Cruise selling and administrative expenses	545	554	530	2,046	2,035	1,871

Gross cruise costs	3,012	3,057	3,120	12,289	12,219	12,352
Less cruise costs included above
Commissions, transportation and other	(520)	(532)	(526)	(2,299)	(2,277)	(2,303)
Onboard and other	(127)	(129)	(153)	(519)	(516)	(539)
Losses on ship sales and ship impairments, net	(17)	(19)	—	(2)	(5)	(178)
Restructuring expenses	(18)	(18)	—	(18)	(18)	—

Net cruise costs	2,330	2,359	2,441	9,451	9,403	9,332
Less fuel	(464)	(464)	(549)	(2,033)	(2,033)	(2,208)

Net cruise costs excluding fuel	$1,866	$1,895	$1,892	$7,418	$7,370	$7,124

ALBDs	19,170,347	19,170,347	18,812,573	75,999,952	75,999,952	74,032,939

Gross cruise costs per ALBD	$157.12	$159.46	$165.85	$161.69	$160.77	$166.83
% decrease vs. 2013	(5.3)%	(3.8)%		(3.1)%	(3.6)%

Net cruise costs per ALBD	$121.55	$123.04	$129.74	$124.35	$123.70	$126.05
% decrease vs. 2013	(6.3)%	(5.2)%		(1.3)%	(1.9)%

Net cruise costs excluding fuel per ALBD	$97.35	$98.83	$100.54	$97.60	$96.95	$96.23
% (decrease) increase vs. 2013	(3.2)%	(1.7)%		1.4%	0.8%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2014	2013	2014	2013

Net income – diluted
U.S. GAAP net (loss) income	$(102)	$66	$1,236	$1,078
Losses on ship sales and ship impairments, net (c)	17	—	2	163
Trademark and other impairment charges (d)	—	—	—	27
Restructuring expenses (d)	18	—	18	—
Unrealized losses (gains) on fuel derivatives (e)	277	(31)	268	(36)

Non-GAAP net income	$210	$35	$1,524	$1,232

Weighted-average shares outstanding – diluted (f)	776	777	778	777

Earnings per share – diluted
U.S. GAAP (loss) earnings per share	$(0.13)	$0.08	$1.59	$1.39
Losses on ship sales and ship impairments, net (c)	0.02	—	—	0.21
Trademark and other impairment charges (d)	—	—	—	0.03
Restructuring expenses (d)	0.02	—	0.02	—
Unrealized losses (gains) on fuel derivatives (e)	0.36	(0.04)	0.35	(0.05)

Non-GAAP earnings per share	$0.27	$0.04	$1.96	$1.58

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business; gains and losses on ship sales and ship impairments, net; and restructuring expenses that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net and restructuring expenses from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at these measures. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2014 periods currency exchange rates have remained constant with the 2013 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on the translation of our EAA brands. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.
(c)	We believe that the losses on ship sales and ship impairments, net recognized in the three and twelve months ended November 30, 2014 and 2013 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains and losses on ship sales and ship impairments, net to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items.
(d)	We believe that the trademark and other impairment charges and restructuring expenses recognized in the three and twelve months ended November 30, 2014 and 2013 are special charges and, therefore, are also not an indication of our future earnings performance. As such, we also believe it is more meaningful for these impairment charges to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these impairment charges.
(e)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.
(f)	For the three months ended November 30, 2014, non-GAAP diluted weighted-average shares outstanding were 778 million, which includes the dilutive effect of equity plans.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful. However, we do forecast gains and losses on fuel derivatives by applying Brent prices to the derivatives that settle in the forecast period.